Exhibit 10.228

SEVENTH AMENDMENT TO LEASE AGREEMENT

THIS SEVENTH AMENDMENT of Lease (this “Amendment”) is made and entered into this 29th day of July, 2005, by and between GREENWAY PROPERTIES, INC. (f.k.a. Western Center Properties, Inc.) (“Landlord”) and PPD DEVELOPMENT, LP (successor in interest to PPD Development, LLC) (“Tenant”).

W I T N E S S E T H:

WHEREAS, the Tenant entered into a lease, dated April, 30, 2001 and as amended on August 15, 2001, August 25, 2003, March 22, 2004, May 17, 2004, December 14, 2004 and June 3, 2005, of certain space located at 8551 Research Way, Middleton, Wisconsin (collectively, as amended, the “Lease”) in a building known as the Greenway Research Center (“Building”); and

WHEREAS, the Landlord is the current owner of the real estate which is the subject matter of the Lease; and

WHEREAS, the Tenant desires to lease additional space within the Building on the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1. Additional Space - Tenant agrees to lease additional space in the Building consisting of approximately 18,571 rentable square feet as shown on Exhibit A attached hereto and incorporated herein by reference (“Additional Space”). The Additional Space shall be considered part of Tenant’s Premises and subject to all terms contained in the Lease, except where modified herein.

2. Lease Term - The lease term on the Additional Space shall begin August 1, 2005 and end on the Termination Date, unless further extended or earlier terminated pursuant to the terms of the Lease.

3. Commencement Date - August 1, 2005

4. Rent Commencement Date - September 16, 2005

5. Triple New Rental Rates - Beginning on the Rent Commencement Date, Tenant will pay monthly base rent (“Base Rent”) for the Additional Space in the amount of Twenty-two Thousand Fifty-three and 06/100 Dollars ($22,053.06) ($14.25 per rentable square foot divided by 12) to be paid pursuant to the terms of the Lease. Beginning on August 1, 2006 and annually thereafter, Base Rent on the Additional Space shall increase three percent (3%) per year.

6. Net Basis - In addition to the Base Rent, beginning on the Commencement Date Tenant shall pay all other expenses as identified in and pursuant to Section 4.3 of the Lease incurred in the Additional Space.

7. Utilities - Beginning on the Commencement Date Tenant shall pay for all utilities consumed in the Additional Space. Electrical usage for the Additional Space shall be sub-metered and billed back to Tenant by Landlord on a monthly basis. All other utilities consumed in the Additional Space shall be placed in Tenant’s name and Tenant shall directly pay the utility providers, with the exception of water and sewer. Water and ewer charges for the Additional Space shall be billed back to Tenant on a monthly basis based upon its prorated share (see Section 8(a) below).

8. Common Area Expense Reimbursement - In addition to the Base Rent above, Tenant shall pay its prorated share of Common Area Expenses, as defined in Section 4.4 of the Lease. Common Areas are defined as: a) Greenway Research Center Common Area - consisting of Building’s Common area (sidewalks, parking lots, mechanical and electrical rooms, etc.), and b) Phase IV Backup Electrical Generator.

a. Greenway Research Center Prorated Share - Tenant’s prorated share of Common Area Expenses, as defined in Section 4.4 of the Lease, shall be Forty-six and 9/10ths percent (46.9%) (89,353 square feet of the 190,549 total square feet of the Building). Landlord will bill Tenant for Common Area Expenses monthly. In the event that the Building is expanded, a new prorated share of Common Area Expenses shall be calculated by dividing the total square footage of Tenant’s Premises by the gross square footage of the Building at the time.

b. Phase IV Prorated Share - Tenant’s prorated share for maintenance and repair expenses associated with the Phase IV backup electrical generator shall be Eighty-one and 9/10ths percent (80.3%) (44,102 square feet of the 53,837 total square feet contained in Phase IV of the Building. Landlord will bill Tenant for maintenance and repair expenses monthly or as incurred.

9. Existing Improvements - The Additional Space is improved and contains clean rooms, laboratory space and general office space and related mechanicals including but not limited to HVAC equipment (e.g., roof top units, boilers, etc.), humidifiers, plumbing equipment (e.g., domestic water heaters, etc.) electrical panels and controls, modular office furniture, etc., which solely serve the Additional Space (collectively, “Existing Improvements”). Tenant acknowledges that it has had a reasonable opportunity to and has inspected the Additional Space and the Existing Improvements to its satisfaction. Accordingly, Tenant takes the Existing Improvements and the Additional Space in “AS IS” and “WHERE IS” condition without any warranty express or implied by Landlord as to any aspect of the physical condition of the Additional Space and Existing Improvements or their suitability for the Tenant’s intended use. Beginning with the Commencement Date, Tenant shall, at its own cost and expense, keep, maintain, repair and/or replace the Existing Improvements in the Additional Space in good condition and in accordance with manufacturer’s recommendations normal wear and tear excepted. Landlord shall have the right to enter the Additional Space for the purpose of inspecting the same and the Existing Improvements. At the end of the Lease Term, Tenant shall return the Additional Space with the Existing Improvements in good, fully functional condition, subject to normal wear and tear.

10. Business Fixtures and Office Furniture - The Laboratory/Support space (see Exhibit A) currently contains various pieces of laboratory equipment and fixtures, including but not limited to numerous microscopes, Lightwave Component Analyzer, Mask Aligners, etc. (collectively, “Business Fixtures”). Landlord shall remove these items within thirty (30) days of the Commencement Date. The Office Space and the Common Area portions of the Additional Space (see Exhibit A) contain workstations, private office furniture conference room furniture, etc. (collectively, “Office Furniture”) that shall remain in the Additional Space for the lease term for Tenant’s sole use. In the event Tenant no longer desires the use of the Office Furniture, Landlord shall have the right to remove said furniture from the Additional Space.

11. Except as specifically amended herein, the Lease is hereby ratified and affirmed and shall remain in full force and effect. Each party acknowledges that the other party is not in default under this Lease nor does either party know of any circumstance that, with the giving of notice, would result in the other party being in default under this Lease. The Lease, as herein amended, shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Seventh Amendment on the day and year first above written.

LANDLORD:		TENANT:

GREEN WAY PROPERTIES, INC.		PPD DEVELOPMENT, LP
(f.k.a, Western Center Properties, Inc.) a Wisconsin Corporation		BY: PPD GP, LLC, its General Partner

By:	/s/ Scott L. Berger	By:	/s/ Fred B. Davenport. Jr.
	Scott L. Berger		Fred B. Davenport, Jr.
	Vice President		President

EXHIBIT A – ADDITIONAL SPACE